Exhibit 99.1

OPPORTUNITY SUMMARY

Transmeridian Exploration Incorporated

Location Map – The South Alibek Field, Pre-Caspian Basin, Northwestern Kazakhstan

Source: Wood Mackenzie; Transmeridian

Summary of the Opportunity

Transmeridian Exploration Incorporated, a Delaware corporation (“Transmeridian” or the “Company”), is pursuing the sale of its 100% interest in the South Alibek Field in Kazakhstan. The transaction will be structured as a sale of the issued shares of Transmeridian. Transmeridian has retained Jefferies Randall & Dewey, a division of Jefferies & Company, Inc. (“Jefferies”), to advise them in this process.

The Company holds, via its indirect wholly owned Kazakh subsidiary JSC Caspi Neft TME (”Caspi Neft”), a 100% interest in a 57.1 km2 subsoil use license (“License 1557”), which encompasses the South Alibek Field. An exploration contract expiring in April 2009 governs the exploration activities within the license area. A 25-year production contract for an initial 14.2 km2 commercial discovery in the South Alibek Field was signed in December 2006 with the Kazakhstan Ministry of Energy and Mineral Resources. Caspi Neft is permitted to increase the production area (on the same terms as the agreed production contract) by declaring additional commercial discoveries within the license area pursuant to the exploration contract.

The South Alibek Field is located in northwestern Kazakhstan within the prolific Pre-Caspian Basin. Within 30 km of the South Alibek Field are three large producing fields with combined ultimately recoverable reserves estimated in the range of 1 billion barrels: the Kenkiyak and Zhanazhol Fields and the immediately adjacent Alibekmola Field. These three fields produce from the same Carboniferous carbonate formations as those found in the South Alibek Field, at a combined rate of approximately 150,000 barrels per day (“bpd”). Other fields under development in the immediate area exploiting the Carboniferous carbonate play include the

OPPORTUNITY SUMMARY

Sinelnikov, Kozhasay, Uriktau, East Zhagabulak, South Mortuk, East Mortuk and Kokpekty Fields. The Pre-Caspian Basin Carboniferous carbonate reservoirs, together with the deeper Devonian carbonates, account for approximately 75% of Kazakhstan’s oil reserves and production.

The South Alibek Field lies immediately southwest of, and adjacent to, the Alibekmola Field on the downthrown side of a northwest-southwest trending reverse fault. As of the end of Q1 2007, the South Alibek Field has been penetrated by 20 vertical wells and one horizontal well, and an additional two vertical and two horizontal wells are currently in progress. Seismic coverage over the license includes approximately 200 km of 2D seismic and 30 km2 of 3D seismic. Recent reservoir studies by Computer Modelling Group Limited, an independent consulting firm with worldwide expertise in the modelling of fractured carbonate reservoirs, have calculated 2P oil in place and estimated recoverable reserves of approximately 1,430 mmbbls and 350 mmbbls1 respectively. Estimated 3P oil in place is approximately 2,680 mmbbls.

Average production for Q1 2007 was 3,500 bpd from 10 wells. In March 2007, the Company secured access to the Kenkiyak-to-Atyrau pipeline. The crude is transported in this pipeline system from the South Alibek Field to the Atyrau-to-Samara pipeline and, after entering the Transneft system, it is sold FOB Primorsk as a Urals blend. Netback prices are Brent less approximately $14.00/bbl2. The Company expects that in the future, most of its crude will be sold to export markets through this route, or variants thereof, and netback oil prices will be significantly improved.

Investment Highlights

Key investment highlights of this opportunity include:

•	One of the largest remaining opportunities to acquire significant oil reserves in Kazakhstan

•

Operatorship and 100% ownership of the South Alibek Field, which is located in a proven and highly productive region. Alibekmola, the adjacent field, had approximately 208 mmbbls of initial recoverable 2P reserves and produced approximately 35,000 bpd in 2006 (Source: Wood Mackenzie)

•	Rapid growth profile with forecast potential peak production of 120,000 bpd by late 2011

•	2P reserves of 350 mmbbls

•	An ongoing business, including Almaty and Aktobe offices and a qualified team working for Caspi Neft, with extensive experience in the South Alibek Field

•	Current drilling and development momentum

•	Four drilling rigs operating at the end of Q1 2007

•	Ability to ramp up development program with equipment available in the region

•	Production per well successfully boosted by horizontal drilling and acid stimulation techniques

•	Further reserve and production upside

•	Company has produced less than 3% of known proved reserves to date and less than 1% of known proved plus probable reserves

[1]	Estimated from 359.4 mmbbls for economic cut-off
[2]	Excludes $1.85 processing fee for third-party demercaptanization.

OPPORTUNITY SUMMARY

•	Further reserve upside exists in the KT1 and KT2 Carboniferous carbonate reservoirs, as the lateral and vertical limits of the reservoirs are not yet constrained

•	Exploration potential from shallower Permian and deeper Devonian reservoirs in License 1557

•	Development potential from several productive horizons in the currently shut-in Gasha Field, Dagestan, Russia, in which the Company holds a 50% interest

•	Strong infrastructure and export position

•	Central production facilities with 30,000 bpd capacity are nearing completion

•	Located in northwestern Kazakhstan, Caspi Neft has multiple export options available, providing scope to further improve netback oil prices

•	Completion of the Company’s demercaptanization facilities will also improve netback oil prices

Process

Transmeridian is planning to invite selected companies to participate in the sales process. Following receipt of an executed confidentiality agreement, an Information Memorandum will be made available to prospective purchasers. The Information Memorandum is expected to be available by mid June 2007. Transmeridian will solicit indicative offers four weeks after the release of the Information Memorandum. Based on these indicative offers a selected shortlist of prospective purchasers will be taken forward to conduct an in-depth review of the information relating to the Company via an electronic dataroom. More specific details on the process will be provided in the Information Memorandum.